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                                                                  EXHIBIT - 10.4


                              UNITED SYSTEMS, INC.

                       EXECUTIVE APPRECIATION RIGHTS PLAN

                          EFFECTIVE DECEMBER 31, 2000



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             UNITED SYSTEMS, INC. EXECUTIVE APPRECIATION RIGHTS PLAN


                                  INTRODUCTION

The United Systems, Inc. Executive Appreciation Rights Plan (the "Plan") provides for the distribution to certain executive employees of United Systems, Inc. (the "Company") of a portion of the appreciation in the value of the Company that may be realized in the event of a sale of the Company. The purposes of the Plan are (1) to further the long-term growth of the Company by providing incentives and rewards to the executive employees of the Company and (2) to encourage the executive employees to continue employment with the Company and
(3) maximize the value of the Company. To accomplish these objectives, the Board of Directors of United Systems, Inc. has adopted the Plan to authorize Appreciation Bonus Payments as described herein.


                             SECTION 1: DEFINITIONS

1.01    Definitions

Except where otherwise indicated, the following terms shall have the definitions set forth below for purposes of the Plan:

        (a) "Appreciation Bonus Payment Amount" means, with respect to any Participant, the Proceeds Available for Appreciation Bonus multiplied by the Participant's Participation Rate for the Plan Year in which a Company Sale occurs.

        (b) "Appreciation Right" means a right to receive, upon the occurrence of a Company Sale, an Appreciation Bonus Amount pursuant to the terms of the Plan and the Participant's Employment Agreement.

        (c)     "Board" means the Board of Directors of United Systems, Inc.

        (d) "Chesapeake" means Chesapeake Utilities Corporation, a Delaware corporation.

        (e) "Committee" means the committee appointed by the Board to administer the Plan.

        (f)     "Company" means United Systems, Inc., a Georgia corporation.

        (g) "Company Sale" means the closing of a transaction (or series of related transactions) that results in either (i) the disposition by Chesapeake and all Related Companies (other than to an employee benefit plan maintained by Chesapeake, a Related Company, or the Company) of all or substantially all of the stock of the Company through a sale, merger or other business combination transaction or (ii) the disposition by the


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                Company (other than to Chesapeake and any one or more Related
                Companies) of all or substantially all of the consolidated assets of the Company. For the purposes of this Plan, a Sale does not include the exchange of USI stock to obtain controlling interest in another Company.

        (h)     "Effective Date" means December 31, 2000.

        (i) "Employment Agreement" means a written employment agreement entered into between the Company and a Participant.

        (j) "Net Sale Proceeds" means the Sale Proceeds minus (i) all transaction costs (including investment banking fees and commissions, if any, and legal and accounting fees and expenses) incurred by Chesapeake, any Related Company and the Company in connection with the Company, (ii) the fair value of all liabilities retained by Chesapeake or any Related Company and, in the case of an asset sale, by the Company, (iii) all sales or other taxes (excluding income taxes) incurred in connection with the Company Sale by Chesapeake any Related Company and, in the case of an asset sale, by the Company, and (iv) "Chesapeake Investment" (total capital plus intercompany accounts payable, less intercompany accounts receivable recorded on the financial statements of the Company) made by Chesapeake or a Related Company to the Company after the Effective Date and prior to the Company Sale; provided, however, that Net Sale Proceeds shall not be reduced below zero.

        (k) "Participant" means any executive officer or other key employee of the Company who has been selected by the Committee to participate in the Plan under Section 3.01 of the Plan.

        (l) "Participation Rate" means a factor that, in the event of a Company Sale, represents a percentage of the total amount of the Proceeds Available for Appreciation Bonus that would be allocated to a Participant.

        (m) "Plan" means the United Systems, Inc. Executive Appreciation Rights Plan, as set forth herein and as it may be subsequently amended from time to time.

        (n)     "Plan Year" means the calendar year.

        (o) "Proceeds Available for Appreciation Bonus" means the amount, if any, by which the Net Sale Proceeds exceeds the sum of (i) the Threshold Value and (ii) the product of (A) the Appreciation Value Per Unit (as defined in the United Systems, Inc. Employee Appreciation Rights Plan) and (B) the number of Units outstanding under that Plan, as determined on the date of a Company Sale; provided, however, that if Chesapeake, a Related Company, or the Company, subsequent to a Company Sale, is required to reimburse any of the Sale Proceeds to the purchaser or, pursuant to the terms of any agreement relating to the Company Sale, is required to make


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                any indemnification or similar payments to the purchaser or to any third party (a "Sale Proceeds Adjustment Event"), the Proceeds Available for Appreciation Bonus shall be recalculated after subtracting the amount of such payments or reimbursements from the Sale Proceeds.

        (p) "Related Company" means a corporation, partnership, joint venture, or other entity in which Chesapeake has a direct or indirect ownership or other proprietary interest of at least fifty percent (50%), but does not include the Company.

        (q) "Sale Proceeds" means the fair market value of the consideration received from the purchaser by Chesapeake and all Related Companies (or, in the case of an asset sale, by the Company) in a transaction that constitutes a Company Sale. For the purposes of this plan, the fair market value of any cash considerations shall equal the cash consideration itself and the fair market value of any publicly traded equities presented as consideration shall equal the market value of such equities at the close of the last trading day prior to the transaction. Ongoing reasonable and customary compensation and option plan arrangements between the participants and an acquiring entity shall not be included as part of the Sale Proceeds.

        (r)     "Threshold Value" means $5,333,000.

                            SECTION 2: ADMINISTRATION

2.01    The Committee

The Plan shall be administered by a Committee appointed by the Board. The Committee shall administer the Plan in accordance with the terms of the Plan and the requirements of any applicable law.

2.02    Additional Powers of the Committee

In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Committee shall have the following specific powers and duties:

        (a) To make and enforce any rules and regulations it shall deem necessary and proper for the efficient administration of the Plan;

        (b) To designate one or more officers of the Company to execute on behalf of the Company all agreements and other documents approved by the Committee under the Plan;

        (c) To appoint other persons to carry out any ministerial responsibilities under the Plan as the Committee may determine; and


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        (d)     To engage one or more persons to render advice with respect to any of the Committee's responsibilities under the Plan.


                            SECTION 3: PARTICIPATION

3.01    Participation

Participation in the plan is limited to executives, officers and key employees of the Company,who have entered into a Senior Executive Employment and Non-Competition Agreement with the Company.


3.02    Plan Years of Participation


The Committee upon the recommendation of the Chairman or President of the Company shall (subject to the Contemporaneous Senior Executive Employment and Non-Competition Agreement) designate the Plan Years for which each employee selected as a Participant shall be a Participant, but any such designation with respect to a Plan Year (other than pursuant to the Contemporaneous Senior Executive Employment and Non-Competition Agreement with respect to the 2001 Plan
Year) shall be made prior to the beginning of that Plan Year.


3.03    Participation Rates


The Participation rate of an executive officer or other key employees as stated in their Senior Executive Employment and Non-Competition Agreement.


                         SECTION 4: APPRECIATION RIGHTS

4.01    Appreciation Bonus Payment Amount

In the event of a Company sale, a Participant who is employed on the closing date shall be entitled to receive the Appreciation Bonus.

4.02    Timing of Payment

The payments to which the Participant is entitled in the event of a Company Sale shall be paid as proceeds from the sale are received by Chesapeake.

4.03    Effect of Sale Proceeds Adjustment Event

If a Sale Proceeds Adjustment Event occurs, the Appreciation Bonus Payment Amount to which each Participant is entitled shall be reduced to reflect the recomputed Proceeds Available for Appreciation Bonus. If the aggregate amount of all prior


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payments made to the Participant pursuant to this Plan exceeds the Participant's
Appreciation Bonus Payment Amount as so reduced, the Participant shall reimburse Chesapeake or the Company, as determined by Chesapeake in its sole discretion, an amount equal to the excess. Plan participants will have the opportunity to participate in the negotiation of Sales Proceeds Adjustments and all substantive data relevant to an Adjustment will be made available to all participants.

4.04    Form of Payment

Payments made pursuant to this Section 4 shall be made in cash; provided, however, that, as determined by Chesapeake in its sole discretion, payment may be made in any other form of consideration Chesapeake, a Related Company, or the Company receives in the transaction that constitutes a Company Sale. The apportionment of non-cash remuneration between the participants and Chesapeake, a Related Company, or the Company must be done on an equitable and pro rata basis.

4.05    Forfeiture and Expiration of Appreciation Rights

        (a) Termination of Employment. If the employment of a Participant by the Company terminates for cause or via resignation prior to a Company Sale, the Participant shall immediately forfeit all Appreciation Rights.

        (b) Expiration Date. The Plan shall terminate and all Appreciation Rights shall be forfeited if a Company Sale does not occur on or before December 31, 2005.

4.06    Non-Assignability of Appreciation Rights

Appreciation Rights are not assignable or transferable, except if the Participant dies after a Company Sale, payments may be made to the Participant's estate.

4.07    Release

A Participant shall not be entitled to any payments under the Plan unless, prior to any payment made under the Plan, the Participant executes a release satisfactory to Chesapeake releasing Chesapeake, all Related Companies and the Company, their respective affiliates, shareholders, directors, officers, employees, representatives, and agents, and their respective successors and assigns, from any and all employment-related claims that the Participant or the Participant's successors and beneficiaries might have against any of them (excluding any claims the Participant might have under the Plan, or any employee benefit plan that is subject to the vesting standards imposed by the Employee Retirement Income Security Act of 1974, as amended). The release shall be as exhibit A hereto.


                      SECTION 5: APPRECIATION BONUS PAYMENT

5.01    Payments Solely from General Assets


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Payments under the Plan shall be made solely from the general assets of
Chesapeake or the Company. Nothing herein shall be construed to require Chesapeake, any Related Company or the Company to maintain any fund or to segregate any amount for the benefit of any Participant, and no Participant or other person shall have any right against, right to, or security or other interest in, any fund, account, or asset of Chesapeake or the Company from which the payment pursuant to the Plan may be made.

5.02    Plan Expenses

All expenses of administering the Plan shall be paid by Chesapeake or the Company.


                      SECTION 6: AMENDMENT AND TERMINATION

6.01    Amendment or Termination of Plan

The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, but in no event shall it alter, amend, suspend or terminate the Plan in a manner that constitutes a breach of any Participant's employment Agreement.

6.02    Other Plans

Any payments made to the Participant pursuant to the Plan shall not be taken into account as compensation in the determination of the Participant's benefits under any pension, savings, group insurance, or other benefit plan maintained by Chesapeake, the Company, or a Related Company, except as otherwise determined by Chesapeake or, in the case of a plan not maintained by Chesapeake, the Company or the Related Company that maintains the plan. This Plan shall not entitle the Participant to any benefits under any other plans maintained by Chesapeake, the Company or a Related Company. Nothing herein shall preclude the Company from authorizing or approving other plans or forms of incentive compensation.


                            SECTION 7: MISCELLANEOUS

7.01    No Right to Employment

Participation in the Plan shall not give any employee of the Company any right to continued employment by the Company.

7.02    Taxes

Chesapeake or the Company may make appropriate arrangements to deduct from any amounts payable under the Plan to any Participant any taxes that Chesapeake or the Company reasonably believes are required to be withheld by any government or government agency. The Participant shall be responsible for the payment of all taxes on


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amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.

7.03    Headings

Any headings in this instrument are for convenience of reference only and are to be disregarded in the construction of any provision thereof.

7.04    Severability

If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted herein.

7.05    Governing Law

The Plan shall be construed, administered, and regulated in accordance with the laws of the State of Georgia (determined without regard to its choice of law rules) and any applicable requirements of federal law.


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